Limited Term Tax-Exempt Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$27,215
Class B	$988
Class C	$1,881
Class F	$1,712
Total	$31,796
Class R-5	$1,578
Total	$1,578

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5298
Class B	$0.4244
Class C	$0.4162
Class F	$0.5287
Class R-5	$0.5625

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	50,470
Class B	2,015
Class C	3,983
Class F	3,464
Total	59,932
Class R-5	3,474
Total	3,474

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.11
Class B	$15.11
Class C	$15.11
Class F	$15.11
Class R-5	$15.11